                                                                     EXHIBIT 3.3

                             ARTICLES OF AMENDMENT
                                       TO
                           ARTICLES OF INCORPORATION
                                       OF
                         NU-WAVE HEALTH PRODUCTS, INC.


         Pursuant to the provisions of Section 607.1006 of the Florida Business Corporation Act, this corporation adopts the following articles of amendment to its Articles of Incorporation:

      1.      The name of the corporation is Nu-Wave Health Products, Inc.

      2.      Article I is amended in its entirety to read as follows:

                 "Article I.      Name

                 The name of the corporation is Dynamic Health Products, Inc."

      3. Article III of this corporation's Articles of Incorporation is amended in its entirety to read as follows:

                            "ARTICLE III.    SHARES

                 The total number of shares which the corporation shall have the authority to issue shall be twenty two million (22,000,000) shares, consisting of twenty million
                 (20,000,000) shares of common stock and two million (2,000,000) shares of preferred stock, all having a par value of $0.01 per share. The preferred stock may be issued from time to time in one or more series, each of such series to have such terms as stated or expressed herein and in the resolution or resolutions providing for the issue of such series adopted by the Board of Directors of the Corporation as hereinafter provided. Any shares of preferred stock which may be redeemed, purchased or acquired by the Corporation may be reissued except as otherwise provided by law. Different shares of preferred stock shall not be construed to constitute different classes of shares for the purposes of voting by classes unless expressly provided.

                          Authority is hereby expressly granted to the Board of
                 Directors from time to time to provide for the issuance of preferred stock in one or more series, and in connection


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                 with the creation of any such series, by resolution or
                 resolutions providing for the issue of the shares thereof, to determine and fix such voting powers, full or limited, or no voting powers, and such designations, preferences and relative participating, optional or other special rights, and qualifications, limitations or restrictions thereof, including without limitation, dividend rights, special voting rights, conversion rights, redemption privileges and liquidation preferences, as shall be stated and expressed in such resolutions, all to the full extent now or hereafter permitted by the Florida Business Corporation Act. Without limited the generality of the foregoing, the resolutions providing for issuance of any series of preferred stock may provide that such series shall be superior or ranked equally or be junior to the preferred stock of any other series to the extent permitted by law. Except as otherwise specifically provided in a resolution establishing a series of preferred stock, no vote of the holders of the preferred stock or common stock shall be a prerequisite to the issuance of any shares of any series of the preferred stock authorized by and complying with the conditions of these Articles of Incorporation.

                 The shares of each class or series of the Preferred Stock may vary from the shares of any other class or series thereof in any respect. The Board of Directors may increase the number of shares of the Preferred Stock designated for any existing class or series by a resolution adding to such class or series authorized and unissued shares of the Preferred Stock not designated for any other class or series. The Board of Directors may decrease the number of shares of the Preferred Stock designated for any existing class or series of the Preferred Stock and the shares so subtracted shall become authorized, unissued and undesignated shares of the Preferred Stock.

                 Prior to the issuance of any shares of a series, but after adoption by the Board of Directors of the resolution establishing such series, the appropriate officers of the Corporation shall file such documents with the State of Florida as may be required by the Florida Business Corporation Act including, without limitation, an amendment to the Articles of Incorporation."

         In connection with the adoption of the aforesaid amendment, the corporation is effectuating a one for three (1:3) reversed stock split whereby each three (3) shares of common stock, par value $.01 per share (the "Old Common

Stock"), outstanding immediately prior to the adoption of the aforesaid amendment, as well as any shares issuable upon exercise of outstanding options, will become equivalent to and be exchanged for one (1) share of common stock, par value $.01 per share (the "New Common Stock"). Fractional shares of New Common Stock will not be issued as part of the aforesaid exchange of New Common Stock for shares of Old Common Stock, but any shareholder who would be entitled to a fractional share of New Common Stock in such exchange will, pursuant to
Section 607.0604(5), Florida Statutes, be paid in money the fair value thereof.


         4.         This amendment was adopted on August 10, 1998.

         5. This amendment was approved by the shareholders of the corporation. The number of votes cast for the amendment was sufficient for approval.

         Signed this 10th day of August, 1998.





                                        Nu-Wave Health Products, Inc.


                                        By: /s/ Kotha S. Sekharam
                                           ----------------------

                                            Kotha S. Sekharam

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                              ARTICLES OF AMENDMENT
                                       TO
                             ARTICLES INCORPORATION
                                       OF
                          NU-WAVE HEALTH PRODUCTS, INC.


      The corporation is filing these articles of amendment to articles of incorporation pursuant to F.S. 607.0602 to establish a series of shares of preferred stock.

      FIRST:  The name of the corporation is Nu-Wave Health Products, Inc.

      SECOND: Article III of the articles of incorporation of Nu-Wave Health Products, Inc. was amended as follows:

             ESTABLISHMENT OF SERIES A CONVERTIBLE PREFERRED STOCK.

      1. DEFINITIONS. As used herein, the following terms shall have the following meanings:

                  1.1 "Average Closing Price" shall mean the average closing price of the Common Stock on the Applicable Trading Market.

                  1.2 "Applicable Trading Market" shall mean the OTC Bulletin Board or, if the Common Stock is listed for trading thereon, The Nasdaq Stock Market, operated by the National Association of Securities Dealers, Inc., or if neither of the foregoing is the principal market on which the Common Stock is then Traded or quoted any principal successor stock exchange or market where the Common Stock is listed or included.

                  1.3 "Board of Directors" shall mean the Board of Directors of the Company or, with respect to any action to be taken by the Board of Directors, any committee of the Board of Directors duly authorized to take such action.

                  1.4 "Common Stock" shall mean the common stock, par value $.01 per share, of the Company, or any other class of stock resulting from successive changes or reclassifications of such common stock consisting solely of changes in par value, or from par value to no par value, or as a result of a subdivision, combination, or merger, consolidation or similar transaction in which the Company is a constituent corporation.

                  1.5 "Company" shall mean Nu-Wave Health Products, Inc., a Florida corporation.

                  1.6 "Conversion Date" shall mean the date upon which the Company receives the Notice of Conversion provided for in Section 5.2.

                  1.7 "Conversion Rate" shall have the meaning provided for in
Section 5.1.


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                  1.8  "Junior Stock" shall mean the Common Stock and the shares of any other class or series of stock of the Company created on or after the issuance of the Series A Preferred Stock that, by the terms of the Articles of Incorporation or of the instrument by which the Board of Directors, acting pursuant to authority granted in the Articles of Incorporation, shall fix the relative rights, preferences and limitations thereof, shall be junior to the Series A Preferred Stock in respect of the right to receive dividends or to participate in any other distribution of assets.

                  1.9 "Liquidation Preference" shall mean, with respect to each share of Series B Preferred Stock, $5.00.

                  1.10 "Market Value Market" shall mean the Average Closing Price for a five consecutive trading day period.

                  1.11 "Pari Passu Stock" shall mean the shares of any class or series of stock of the Company created on or after the issuance of the Series A Preferred Stock that, by the terms of the Articles of Incorporation or of the instrument by which the Board of Directors, acting pursuant to authority granted in the Articles of Incorporation, shall fix the relative rights, preferences and limitations thereof, shall, in the event that the amounts payable thereon in liquidation are not paid in full, be entitled to share ratably with the Series A Preferred Stock in any other distribution of assets in accordance with the sums or other consideration which would be payable in such distribution if all sums payable were discharged in full.

                  1.12 "Person" shall mean any individual, corporation, general partnership, limited partnership, limited liability Partnership, joint venture, association, joint-stock company, trust, limited liability Company, unincorporated organization or government or any agency or political subdivision thereof.

                  1.13 "Series A Preferred Stock" shall mean the Series A Convertible Preferred Stock designated and created hereby.

      2. CREATION AND DESIGNATION OF SERIES A CONVERTIBLE PREFERRED STOCK.

                  2.1 Pursuant to the authority conferred upon the Board of Directors by Article III of the Articles of Incorporation of the Company, as amended, there is hereby created and the Company is hereby authorized to issue 400,000 shares of a first series of preferred stock, designated "Series A Convertible Preferred Stock," par value $.01 which shall have the
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terms, conditions, designation, preferences and privileges, relative, participating, optional and other special rights, qualifications, limitations and restrictions as provided for herein.

                  2.2 Each share of Series A Preferred Stock shall have the same rights and preferences as and be identical in all respects with each other share of Series A Preferred Stock.

                  2.3 The Company may create, authorize or issue any shares of Junior Stock or Pari Passu Stock or increase or decrease the amount of authorized capital stock of any class without the consent of the holders of Series A Preferred Stock and in taking such actions the Company shall not be deemed to have affected adversely the rights, preferences, privileges or voting rights of holders of shares of Series A Preferred Stock.

         3.       VOTING.

                  The holders of record shares of Series A Preferred Stock and the holders of record of the Common Stock, voting as a single class, shall be entitled to one vote for each share on all matters submitted to the shareholders, subject to the right of the Board of Directors to fix a record date for the determination of shareholders entitled to notice of and to vote at any meeting.

         4.       LIQUIDATION RIGHTS.

                  4.1 In the event of any liquidation, dissolution or winding-up of the Company, whether voluntary or involuntary, the holders of the shares of Series A Preferred Stock shall be entitled to receive out of the assets of the Company available for distribution to stockholders the Liquidation Preference in preference to the holders of, and before any distribution is made on, any Junior Stock, including, without limitation, on any Common Stock.

                  4.2 Neither the sale, conveyance, exchange or transfer (for cash, shares of stock, securities or other consideration) of all or substantially all the property and assets of the Company nor the merger or consolidation of the Company into or with any other corporation, or the merger or consolidation of any other corporation into or with the Company, shall be deemed to be a liquidation, dissolution or winding up, voluntary or involuntary, for the purposes of this Section 4.

                  4.3 After the payment to the holders of the shares of Series A Preferred Stock of full preferential amounts provided for in this Section 4, the holders of Series A Preferred Stock as such shall have no right or claim to any of the remaining assets of the Company.

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                  4.4 In the event the assets of the Company available for
distribution to the holders of shares of Series A Preferred Stock upon any liquidation, dissolution or winding up of the Company, whether voluntary or involuntary, shall be insufficient to pay in full all amounts to which holders are entitled pursuant to Section 4.1, no such distribution shall be made on account of any shares of any Pari Passu Stock upon such liquidation, dissolution or winding up unless proportionate distributable amounts shall be paid on account of the shares of Series A Preferred Stock, ratably, in proportion to the full distributable amounts for which holders of all Series A Preferred Stock and Pari Passu Stock are entitled upon such liquidation, dissolution or winding up.

         5.       CONVERSION.

                  5.1 The holder of Series A Preferred Stock shall have the right, at its option, at any time and from time to time to convert, subject to the terms and provisions of this Section 5, any or all of the holder's shares of Series A Preferred Stock. In such case, each share of Series A Preferred Stock shall be converted into one (1) (the "Conversion Rate") fully paid and nonassessable shares of Common Stock. In the event that the Average Closing Price of the Common Stock for any five consecutive trading day period after the date hereof is $5.00 per share or more (subject to adjustment upon the occurrence of the same events and in the same manner as is provided for in this
Section 5.1), each holder of Series A Preferred Stock shall be deemed to have automatically given notice of the conversion of all of such holder's shares of Series A Preferred Stock.

                  5.2 The conversion right of a holder of Series A Preferred Stock shall be exercised by the holder by the surrender of the certificates representing shares to be converted to the Company at any time during usual business hours at its principal place of business, accompanied by written notice (the "Notice of Conversion") that the holder elects to convert all or a portion of the shares of Series A Preferred Stock represented by such certificate. The Notice of Conversion shall read substantially as follows:

                  The undersigned holder (the "Holder") is surrendering to Nu-Wave Health Products, Inc., a Florida corporation (the "Company"), one or more certificates representing shares of Series A Convertible Preferred Stock of the Company (the "Series A Preferred Stock") in connection with the Conversion of all or a portion of the Series A Preferred Stock into shares of Common Stock, $.01 par value per share, of the Company (the "Common Stock") as set forth below.

                         1. The Holder understands that the Series A Preferred
                  Stock was issued by the Company pursuant to the exemption from registration under the United States Securities Act of 1933, as amended (the "Securities Act").





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                        2. The Holder represents and warrants that all offers
                  and sales of the Common Stock issued to the Holder upon such conversion of the Series A Preferred Stock shall be made either pursuant to an effective registration statement under the Securities Act, in compliance with Rule 144, or pursuant to some other exemption from registration.

                         3. The Holder is subject to a lockup agreement dated
                  June ___, 1998.

                  Number of shares of Series A Preferred Stock being converted:
                  ___________.

                  Applicable Conversion Price:  _______.

                  Number of shares of Common Stock issuable: __________.

                                                          Name of Holder:


                                                          ---------------------
                                                         (Signature of Holder)

         5.3 Immediately prior to the close of business on the date of receipt by the Company of Notice of Conversion, the converting holder of Series A Preferred Stock shall be deemed to be the holder of record of Common Stock issuable upon conversion of such holder's Series A Preferred Stock notwithstanding that certificates representing such Common Stock shall not then be actually delivered to such person. On the Conversion Date, all rights with respect to the shares of Series A Preferred Stock so converted, including the rights, if any, to receive notices, will terminate, except only the rights of holders thereof to (i) receive certificates for the number of shares of Common Stock into which such shares of Series A Preferred Stock have been converted; and (ii) exercise the rights to which they are entitled as holders of Common Stock.

         5.4 The Conversion Rate shall be subject to adjustment in case the Company shall at any time or from time to time (A) make a redemption payment or pay a dividend (or other distribution) payable in shares of Common Stock on any class of capital stock (which, for purposes of this Section 5.4 shall include, without limitation, any dividends or distributions in the form of options, warrants or other rights to acquire capital stock) of the Company; (B) subdivide the outstanding shares of Common Stock into a larger number of shares; (C) combine the outstanding shares of Common Stock into a smaller number of shares;
(D) issue any shares of its capital stock in a reclassification of the Common Stock; or (E) pay a dividend or make a distribution to all holders of shares of Common Stock pursuant to a stockholder rights plan, "poison pill" or similar arrangement then, and in each such case, the Conversion Rate in effect immediately prior to such event shall be adjusted (and any other appropriate actions shall be taken by the

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Company) so that the holder of any share of Series A Preferred Stock thereafter surrendered for conversion shall be entitled to receive the number of shares of Common Stock that such holder would have owned or would have been entitled to receive upon or by reason of any of the events described above, had such share of Series A Preferred Stock been converted immediately prior to the occurrence of such event. An adjustment made pursuant to this Section 5.4 shall become effective retroactively (x) in the case of any such dividend or distribution, to the day immediately following the close of business on the record date for the determination of holders of Common Stock entitled to receive such dividend or distribution or (y) in the case of any such subdivision, combination or reclassification, to the close of business on the day upon which such corporate action becomes effective.

                  5.5 Upon any increase or decrease in the Conversion Rate, then, and in each such case, the Company promptly shall deliver to each holder of Series A Preferred Stock a certificate signed by an authorized officer of the Company, setting forth in reasonable detail the event requiring the adjustment and the method by which such adjustment was calculated and specifying the increased or decreased Conversion Rate then in effect following such adjustment.

                  5.6 No fractional shares or scrip representing fractional shares of Common Stock shall be issued upon the conversion of any shares of Series A Preferred Stock. If more than one share of Series A Preferred Stock shall be surrendered for conversion at one time by the same holder the number of full shares of Common Stock issuable upon conversion thereof shall be computed on the basis of the aggregate Liquidation Preference of the shares of Series A Preferred Stock so surrendered. If the conversion of any share or shares of Series A Preferred Stock results in a fraction, an amount equal to such fraction multiplied by the last reported closing bid price of the Common Stock on the Nasdaq Stock Market at the close of business on the trading day next preceding the day of conversion shall be paid to such holder in cash by the Company.

                  5.7 In case of any capital reorganization or reclassification or other change of outstanding shares of Common Stock (other than a change in par value, or from par value to no par value, or from no par value to par value), or in case of any consolidation or merger of the Company with or into another Person (other than a consolidation or merger in which the Company is the resulting or surviving Person and which does not result in any reclassification or change of outstanding Common Stock), or in case of any sale or other disposition to another Person of all or substantially all of the assets of the Company (any of the foregoing, a "Transaction"), each share of Series A Preferred Stock then outstanding shall, without the consent of any holder of Series A Preferred Stock, become convertible only into the kind and amount of shares of stock or other securities (of the Company or another issuer) or property or cash receivable upon such Transaction by a holder of the number of shares of Common Stock into which such share of Series A Preferred Stock could have been converted immediately prior to such Transaction after giving effect to any adjustment event. The provisions of this Section


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5.7 and any equivalent thereof in any such certificate similarly shall apply to successive Transactions. The provisions of this Section 5.7 shall be the sole right of holders of Series A Preferred Stock in connection with any Transaction and such holders shall have no separate vote thereon.

                  5.8 In the case of any distribution by the Company to its stockholders of substantially all of its assets, each holder of Series A Preferred Stock will participate pro rata in such distribution based on the number of shares of Common Stock into which such holders' shares of Series A Preferred Stock would have been convertible immediately prior to such distribution.

                  5.9 The Company shall at all times reserve and keep available for issuance upon the conversion of the Series A Preferred Stock, such number of its authorized but unissued shares of Common Stock as will from time to time be sufficient to permit the conversion of all outstanding shares of Series A Preferred Stock, and shall take all action required to increase the authorized number of shares of Common Stock if at any time there shall be insufficient authorized but unissued shares of Common Stock to permit such reservation or to permit the conversion of all outstanding shares of Series A Preferred Stock.

                  5.10 The issuance or delivery of certificates for Common Stock upon the conversion of shares of Series A Preferred Stock shall be made without charge to the converting holder of shares of Series A Preferred Stock for such certificates or for any tax in respect of the issuance or delivery of such certificates or the securities represented thereby, and such certificates shall be issued or delivered in the respective names of, or in such names as may be directed by, the holders of the shares of Series A Preferred Stock converted; provided, however, that the Company shall not be required to pay any tax which may be payable in respect of any transfer involved in the issuance and delivery of any such certificate in a name other than that of the holder of the shares of Series A Preferred Stock converted, and the Company shall not be required to issue or deliver such certificate unless or until the Person or Persons requesting the issuance or delivery thereof shall have paid to the Company the amount of such tax or shall have established to the reasonable satisfaction of the Company that such tax has been paid.

         6.       OTHER PROVISIONS.

                  6.1 With respect to any notice to a holder of shares of Series B Preferred Stock required to be provided hereunder, neither failure to mail such notice, nor any defect therein or in the mailing thereof, to any particular holder shall affect the sufficiency of the notice or the validity of the proceedings referred to in such notice with respect to the other holders or affect the legality or validity of any distribution, rights, warrant, reclassification, consolidation, merger, conveyance, transfer, dissolution, liquidation or winding up, or the vote upon any such action. Any notice which was mailed in the manner herein provided shall be conclusively presumed to have been duly given whether or not the holder receives the notice.


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                  6.2 Shares of Series A Preferred Stock issued and reacquired will be retired and canceled promptly after reacquisition thereof and, upon compliance with the applicable requirements of Florida law, have the status of authorized but unissued shares of Series A Preferred Stock of the Company undesignated as to series and may with any and all other authorized but unissued shares of Series A Preferred Stock of the Company be designated or redesignated and issued or reissued, as the case may be, as part of any series of Series A Preferred Stock of the Corporation, except that any issuance or reissuance of shares of Series A Preferred Stock must be in compliance with these Articles of Amendment.

                  6.3 All notices periods referred to herein shall commence on the date of the mailing of the applicable notice.

         THIRD:   The foregoing amendment to articles of incorporation was duly adopted by the board of directors on June 12, 1998.

Signed this 10th day of August, 1998.


                                           NU-WAVE HEALTH PRODUCTS, INC.


                                           By: /s/ Kotha S. Sekharam
                                               -------------------------------
                                               Kotha S. Sekharam, as President